EXHIBIT 10.1

SURRENDER OF CAPACITY RIGHTS AGREEMENT

This Surrender of Capacity Rights Agreement (“Agreement”) dated March 26, 2010 and effective as of April 1, 2010 (the “Effective Date”), is by and between Cheniere Marketing, LLC, a Delaware limited liability company (“CMI”), and Sabine Pass LNG, L.P., a Delaware limited partnership (“Sabine”).  CMI and Sabine are referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, CMI is party to that certain Amended and Restated LNG Terminal Use Agreement by and between CMI and Sabine dated as of November 9, 2006, as amended by that certain Amendment of LNG Terminal Use Agreement, dated June 25, 2007 (as amended, the “CMI TUA”) under which CMI is entitled to the right to utilize services at the regasification facilities and terminal (the “Sabine Pass Terminal”) located in Cameron Parish, Louisiana, U.S.A. and owned and operated by Sabine; and

WHEREAS, concurrently herewith Sabine and JPMorgan LNG Co., a Delaware company (“LNGCo”) will enter into a Capacity Rights Agreement (the “LNGCo CRA”) whereby Sabine will grant LNGCo the right to utilize certain capacity rights at the Sabine Pass Terminal, which agreement contemplates the surrender by CMI of such rights under the CMI TUA; and

WHEREAS, CMI desires to surrender certain of its rights to use capacity under the CMI TUA, as contemplated by the LNGCo CRA; and

WHEREAS, concurrently herewith LNGCo and CMI will enter into that certain LNG Services Agreement (the “Services Agreement”) under which LNGCo will engage CMI to provide services in connection with LNGCo’s utilization of capacity under the LNGCo CRA and to provide certain marketing, scheduling, and other services in connection therewith; and

WHEREAS, under the Services Agreement LNGCo or CMI may provide a notice (each an “LNGCo Scheduled Delivery Notice”) to Sabine setting out with respect to the delivery specified in such notice the volume (the “LNGCo Scheduled Delivery Volume”) of LNG procured by LNGCo pursuant to the Services Agreement for delivery to the Sabine Pass Terminal and the anticipated schedule for delivery of such LNG to the Sabine Pass Terminal; and

WHEREAS, pursuant to Section 3.3 of the LNGCo CRA, Sabine has also granted to LNGCo the right to enter into a new terminal use agreement with Sabine (“LNGCo TUA”) upon the terms and conditions set forth in the LNGCo CRA.

NOW, THEREFORE, in consideration of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1 Definitions.

1.2 “Action” means, with respect to any Person, any outstanding action, order, writ, injunction, judgment, determination or decree or any claim, suit, litigation, proceeding, appeal, arbitration, mediation, tax audit or governmental investigation of any kind involving such Person or its business.

“Affiliate” means, in relation to any Person, any entity controlled, directly or indirectly, by such Person, any entity that controls, directly or indirectly, such Person, or any entity directly or indirectly under common control with such Person.  For purposes of this definition, “control” of any Person that is an entity means ownership of a majority of the voting power of such Person.

“Applicable Law” means any federal, state or local laws (including common law and criminal law), codes, statutes, directives, ordinances, by-laws, regulations, rules, judgments, consent orders, settlements and agreements with Governmental Authorities, proclamations or delegated or subordinated legislation of any Governmental Authority that are applicable to this Agreement, an LNGCo TUA, the transactions contemplated hereby or thereby, CMI or Sabine.

“CMI” has the meaning set forth in the Preamble.

“CMI TUA” has the meaning set forth in the first Whereas clause of this Agreement.

“Effective Date” has the meaning set forth in the Preamble.

“Governmental Authority” means any United States or non-United States federal, national, supranational, provincial, state, municipal, local or similar government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body.

“LNG” means processed Natural Gas in a liquid state, at or below its boiling point and at a pressure of approximately one (1) atmosphere.

“LNGCo” has the meaning set forth in the second Whereas clause of this Agreement.

“LNGCo Scheduled Delivery Notice” has the meaning set forth in the fifth Whereas clause of this Agreement.

“LNGCo Scheduled Delivery Volume” has the meaning set forth in the fifth Whereas clause of this Agreement.

“LNGCo TUA” has the meaning set forth in the sixth Whereas clause of this Agreement.

“LNGCo TUA Exercise Notice” has the meaning set forth in Section 3.2.

“LNGCo TUA Reduction Notice” has the meaning set forth in Section 3.2.

“Natural Gas” means any hydrocarbon or mixture of hydrocarbons consisting predominantly of methane which is in a gaseous state.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or Governmental Authority or other entity.

“Permit” means without limitation any permit, exemption, approval, license, consent, authorization, concession, order, easement, or other right that is required by any applicable Governmental Authority for the activities in question.

“Representative” means, with respect to any Person, any officer, director, principal, attorney, employee, agent, consultant, accountant or other representative of such Person.

“Sabine” has the meaning set forth in the Preamble.

“Sabine Pass Terminal” has the meaning set forth in the first Whereas clause of this Agreement.

“Services” has the meaning set forth in the CMI TUA.

“Services Agreement” has the meaning set forth in the fourth Whereas clause of this Agreement.

“Term” has the meaning set forth in Section 4.1.

1.3 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement, (iv) the terms “modified” and “amended” and derivative or similar words shall mean amended, supplemented, waived or otherwise modified, (v) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement, (vi) the word “including” shall mean “including, without limitation,” whether or not so specified, and (vii) the word “or” shall be disjunctive but not exclusive.

(b) References to agreements and other documents shall be deemed to include all subsequent modifications thereto or replacements thereof.

(c) References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days.

ARTICLE II
RELATIONSHIP OF THE PARTIES

2.1 No Joint Venture, Affiliation or Partnership Created.  Each of the Parties is an independent contractor.  Neither of the Parties is a representative, joint venturer, or partner of the other Party, nor an agent of the other Party.  Each of the Parties hereby agrees that this Agreement and any and all other agreements, actions and transactions contemplated hereby and thereby are not intended to create, and shall not be interpreted, construed or deemed to create in any respect, any association, joint venture, co-ownership, co-authorship, or partnership, whether general, limited or otherwise, between  the Parties, or to impose any partnership fiduciary or other duty, obligation or liability of any kind upon either of the Parties.  Neither of the Parties shall have any right, power or authority to control or manage the business of the other Party, to take any action in the name of the other Party, to execute, authenticate or deliver any contract for or on behalf of or in the name of, or to incur any liability for, or to otherwise bind the other Party.  The Parties agree that they are not, and shall not be, and shall not hold each other out to be, co-employers.  No Party shall be entitled to or obligated to share in any profits or losses of the other Party, its business, or to contribute any money or property to the other Party or its business.

2.2 Arm’s-Length Status of Parties.  Each of the Parties is contracting at arm’s-length and as independent Parties, each of which is agreed to be and shall be fully entitled to act solely in and for its own interest and without any duty or obligation to act in the interest of the other Party; provided only that each Party assumes the contractual duties and obligations expressly set forth in this Agreement.

ARTICLE III
SURRENDER OF CAPACITY RIGHTS FOR LNGCo CRA AND LNGCO TUA OPTION; RELATED MATTERS

3.1 Surrender of Capacity Rights for LNGCo CRA.  Effective upon the date of an LNGCo Scheduled Delivery Notice and without any further action by CMI or Sabine, CMI shall be deemed to have automatically surrendered to Sabine the right to utilize the Services and any related reception, storage or regasification capacity at the Sabine Pass Terminal required to regasify, store, transport and deliver the LNGCo Scheduled Delivery Volume set forth in such.

3.2 LNGCo Scheduled Delivery Notice at the Sabine Pass Terminal, including surrendering the rights to the Maximum LNG Reception Quantity and the Maximum Gas Redelivery Rate (as such terms are defined and used in the CMI TUA) necessary to accommodate such LNGCo Scheduled Delivery Volume.  Notwithstanding the surrender of rights to capacity under this Section 3.1, CMI retains all rights under Sections 25.18 and 25.19 of the CMI TUA and retains the sole obligation to pay the Reservation Fee, the Operating Fee and Sabine Taxes and New

3.3 Regulatory Costs and any other costs payable under the CMI TUA (other than the costs set forth in the following sentence).  LNGCo shall be solely responsible for (i) providing all Retainage due Sabine with respect to any cargo of LNG processed for the benefit of LNGCo and (ii) paying that portion of the Taxes or fees described in Section 4.2(b) or Article XII of the CMI TUA on account of, in connection with, or as a result of the portion of Customer’s Inventory (as defined in the CMI TUA) resulting from any cargo(es) of LNG delivered to the Sabine Pass Terminal for the benefit of LNGCo.   When any LNG associated with any LNGCo Scheduled Delivery Notice has been regasified and delivered to a Delivery Point (as defined in the CMI TUA) by Sabine the portion of such surrendered rights applicable to such LNG shall revert automatically to CMI without any action of Sabine or LNGCo.

3.4 Current  Inventories.  Sabine and CMI agree that, effective as of the Effective Date, LNGCo has purchased from CMI and obtained title to CMI’s LNG inventory stored in the storage tanks at the Sabine Pass Terminal as of the Effective Date other than such inventory leased to Sabine.  Sabine and CMI further agree that effective as of the transfer of title to such LNG to LNGCo, CMI shall be deemed to have surrendered the rights to be surrendered by CMI under Section 3.1 for an LNGCo Scheduled Delivery Volume with respect to such LNG.

3.5 LNGCo TUA.  As specified in Section 3.3 of the LNGCo CRA, LNGCo shall have the right but not the obligation to enter into an LNGCo TUA, which option may be exercised by written notice (an “LNGCo TUA Exercise Notice”) provided by LNGCo to each of Sabine and CMI in accordance with the LNGCo CRA. Upon receipt of an LNGCo TUA Exercise Notice by Sabine, Sabine shall deliver a separate written notice to CMI (the “LNGCo TUA Reduction Notice”) instructing CMI that the Maximum Reception Quantity and the Maximum Gas Redelivery Rate (each as defined in the CMI TUA) will be reduced for the term of the LNGCo TUA, such reduction to be effective as of the effective date of the LNGCo TUA and equal to the Maximum LNG Reception Quantity and Maximum Gas Redelivery Rate set out in the LNGCo TUA.  Effective upon the effective date of the LNGCo TUA and without any further action by CMI, the Maximum Reception Quantity and Maximum Gas Redelivery Rate in the CMI TUA shall be reduced as set forth in the LNGCo TUA Reduction Notice and CMI shall be deemed to have automatically surrendered to Sabine the right to utilize the Services and any related reception, storage or regasification capacity at the Sabine Pass Terminal necessary to accommodate quantities of LNG delivered to the Sabine Pass Terminal for the account of LNGCo under the LNGCo TUA.

3.6 Recognition of LNGCo’s Third Party Beneficiary Status under this Agreement.  The Parties agree not to amend or modify this Agreement or any of the documents executed in connection herewith in any way which would materially affect LNGCo's rights under the LNGCo CRA or the agreements contemplated thereby or which would prohibit or adversely impact LNGCo’s ability to consummate the transactions contemplated by such agreements.  LNGCo is an intended third party beneficiary of this Agreement.

ARTICLE IV
TERM AND TERMINATION

4.1 Term.  The term of this Agreement shall be that period of time extending from 9:00 am Central Time in Houston, Texas, on the Effective Date and continuing until the

4.2 termination or expiration of the Services Agreement (such period of time being herein called, the “Term”).  Notwithstanding termination of this Agreement, (i) CMI and Sabine shall continue to perform any of their respective duties and obligations that arise or accrue during the Term of this Agreement and (ii) CMI shall continue to surrender rights as provided in Section 3.1 for any LNGCo Scheduled Delivery Volumes specified in an LNGCo Scheduled Delivery Notice received by Sabine during the Term which has not been delivered to the Sabine Pass Terminal during the Term or which has been delivered, but not yet regasified and delivered to a Delivery Point.

ARTICLE V
GENERAL PROVISIONS

5.1 Entire Agreement; Amendment; Counterparts.  This Agreement and all documents contemplated hereunder and thereunder constitute the entire agreement between the Parties with respect to the matters set forth herein and therein and supersede any and all negotiations, agreements, and expressions of intent, written or oral, prior hereto.  This Agreement may be amended only by written agreement executed by the Parties after the Effective Date.  This Agreement and any modification hereof may be executed and delivered in counterparts, including by a facsimile transmission thereof, each of which shall be deemed an original, but all of which together shall constitute a single Agreement.

5.2 Binding Effect.  This Agreement shall be binding on and inure to the benefit of the Parties and their respective successors and permitted assigns.

5.3 Assignment.  Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party without the prior consent of all other Parties to this Agreement; provided that such consent shall not be unreasonably withheld.

5.4 Severability.  If any term or provision hereof, or the application thereof to any Person or circumstance, shall to any extent be contrary to any Applicable Law or otherwise invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to Persons or circumstances other than those as to which it is contrary, invalid or unenforceable shall not be affected thereby and, to the extent consistent with the overall intent hereof as evidenced by this Agreement taken as a whole, shall be enforced to the fullest extent permitted by Applicable Law.

5.5 No Waiver.  No waiver by either Party of any one or more defaults by the other Party in the performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any other default or defaults whether of a like kind or different nature.

5.6 Publicity.  Each Party, and its Affiliates and their Representatives, shall not issue any press release regarding the transactions contemplated hereby without the prior approval of, the other Party, in each case such approval not to be unreasonably withheld.  Notwithstanding the foregoing, nothing herein shall be deemed to prohibit any Party from making any disclosure which its counsel deems reasonably necessary in order to fulfill such Party’s or any Affiliate’s obligation under Applicable Law.

5.7 Notices and Other Communications.  All notices and other communications between the Parties shall be in writing and shall be deemed to have been duly given in accordance with the notice provisions of the CMI TUA.

5.8 Governing Law; Venue.  The Parties agree that this Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by, construed and enforced in accordance with the laws of the State of New York without regard to principles of conflict of laws (whether of the State of New York or any other jurisdiction).

5.9 JURY TRIAL WAIVER.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY.

5.10 Third Parties.  Except as specified in Section 3.4 of this Agreement confers no rights, benefits, duties, obligations or liabilities whatsoever upon any Person other than Sabine and CMI and does not create, and shall not be interpreted as creating, any standard of care, duty or liability to or for the benefit of any Person other than the contractual duties provided expressly in this Agreement of each Party to the other Party hereto.

5.11 Time of Essence.  With regards to all obligations set forth herein, time is of the essence.

5.12 Multiple Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement and signature pages hereto may be delivered by telecopy or other electronic or digital transmission method.

5.13 Headings.  The headings used for the Articles and Sections herein are for convenience only and shall not affect the meaning or interpretation of the provisions of this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement and agreed to be bound hereby.

                     SABINE PASS LNG, L.P.

By:	Sabine Pass LNG-GP, Inc. its general partner
By:	/s/ Charif Souki
Name: Charif Souki
Its: Chief Executive Officer

                     CHENIERE MARKETING, LLC

By:	/s/ H. Davis Thames
Name: H. Davis Thames
Its: President

Signature Page to CMI Surrender Agreement